Ascent Industries Co.

Exhibit 21.1    Subsidiaries of the Registrant

All of the Company's subsidiaries are wholly owned. All subsidiaries are included in the Company's consolidated financial statements. The subsidiaries are as follows:

Synalloy Metals, Inc., a Tennessee corporation
    Bristol Metals, LLC, a Tennessee limited liability corporation

Ascent Chemicals Cleveland, LLC, a Tennessee limited liability corporation (formerly Manufacturer's Soap & Chemical Co., Inc.)

Palmer of Texas Tanks, LLC., a Texas limited liability corporation (formerly Lee-Var, Inc.)

Ascent Chemicals Fountain Inn, LLC, a South Carolina limited liability corporation

American Stainless Tubing, LLC, a North Carolina limited liability corporation

Ascent Chemicals Danville, Inc., a Delaware corporation (formerly Danchem Technologies, Inc.)